ABA TEAM RESERVATION AGREEMENT

THIS TEAM RESERVATION AGREEMENT, is entered into as of this ______day of ________, 20___ by and between American Basketball Association , LLC, an Indiana limited liability company located at 9421 Holliday Drive, Indianapolis, IN 46260 (“ABA”) and _______________, a _____________________ corporation (“Company”).

RECITALS

WHEREAS, ABA operates a professional basketball League in the United States, Canada, and Mexico and desires to grant to Company the right to become a Class “B” member of the ABA and to operate a Team in the greater metropolitan and surrounding ____________________ which membership will be governed by the terms and conditions of that certain ABA Team Operations Manual and Operating Agreement, as amended from time to time (“Operating Agreements”);

NOW THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

Reservation Fee.  The Company will provide a non-refundable reservation fee to the ABA which will be used by the ABA to confirm the Company’s financial qualifications to operate a team and to assist the team in preparing for its initial season of play.  If the ABA determines in its sole discretion the company or its investor group does not have the financial backing to operate a successful team, then the League will not grant the Operating Rights and the Reservation Agreement will be cancelled. The assistance will include but not be limited to supplying:  a team Operations Manual; typical operating budget; suggested contracts for players, coaches, general managers, and front office personnel; proposed Marketing Plan; and answering questions and making recommendations concerning team start-up and first year operations.

2.

Payment.  The Company will pay the ABA __________________ for this market reservation with the execution of this contract.  This is a non-refundable payment made with the intent to play in the upcoming ________________ season and is subject to all the terms of this Agreement.

3.

Conditional Grant of Operating Rights to Company.  The ABA hereby conditionally grants and assigns to Company the exclusive right to operate (“Operating Rights”) a professional basketball team in the greater metropolitan and surrounding _________________ area to play in the ABA subject only to the terms of the Operating Agreements and the condition of paragraph 4 and 5 infra.

4.

Trademark and Logo.  The grant does not include the right to use the ABA trademark or logo without permission of the ABA or to assign or transfer the rights granted hereunder to any third party.

5.

Conditions of Grant.  This grant is subject to the Company providing the following on or before June 1, ________ :

a.

an acceptable arena lease; and

b.

30 or more proposed home dates for the coming season.

6.

Company’s Agreement to be Bound by the Operating Agreements.  The Company agrees to be bound by the terms and conditions of the Operating Agreement and Operations Manual at all times while operating a team in the ABA.

7.

Binding Agreement.  This Agreement is binding on and enforceable by and against the parties, their heirs, successors, legal representatives and assigns.

8.

Non-Transferable.  This Agreement and the rights conveyed to the Company (including the right to operate a team in the ABA) are not transferable without the consent of the ABA.

9.

Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Indiana.

10.

Severability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such

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invalidity shall not impair the operating of or affect those provisions of this Agreement which are valid.

11.

Notices.  Any notices required or permitted to be given under this Agreement must be given in writing, and will be deemed given when personally delivered or, if earlier, when received after mailing by registered of certified United States mail, postage prepaid, with return receipt requested.  Notice to the Company is valid if sent to his principal place of business.

12.

Headings.  The headings in this Agreement are inserted for convenience only and are not part of the Agreement.

13.

Entire Agreement.  This Agreement sets forth all (and is intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the parties hereto and there are no representations, promises, agreements or understandings, oral or written, express or implied, among them other than as set forth, referred to, or incorporated herein.

14.

Amendment.  This Agreement may be amended by written agreement executed by both parties hereto.

15.

Counterpart Copies.  More than one (1) copy of this Agreement may be executed and all parties agree and acknowledge that each executed copy shall be a duplicate original.

IN WITNESS WHEREOF, the parties hereto have duly and properly executed this Agreement, this _________________ day of  ______________, 200_.

American Basketball Association, LLC

COMPANY

By:

By:

Name:

    Joe Newman

Name:

Title:

    Chief Executive Officer

Title:

Owner

Date:________________________________

Date:________________________________

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